Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Photonic Products Group, Inc. and Subsidiaries (the “Company”) of our report dated March 25, 2004, relating to the financial statements of the Company included in the Company’s Annual Report (Form 10-k) for the year ended December 31, 2003.

/s/  Holtz Rubenstein Reminick LLP

Melville, New York

October 8, 2004